Exhibit 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 09-21

XTO ENERGY ANNOUNCES RECORD PRODUCTION, REVENUES

AND CASH FLOW IN THIRD QUARTER; EXPECTS DOUBLE-DIGIT PRODUCTION

GROWTH AND SIGNIFICANT FREE CASH FLOW FOR 2010

FORT WORTH, TX (November 4, 2009) – XTO Energy Inc. (NYSE-XTO) today reported record third quarter 2009 production of 2.95 billion cubic feet equivalent (Bcfe) per day, up 23% from the third quarter 2008 level of 2.39 Bcfe per day, and up 2% sequentially from 2.89 Bcfe per day in second quarter 2009. Total revenues for the third quarter were a record $2.29 billion, an 8% increase from $2.13 billion the prior year. Earnings for the quarter totaled $500 million, or $0.86 per share ($0.86 diluted), a 4% decrease from third quarter 2008 earnings of $521 million, or $0.95 per share ($0.94 diluted). After adjusting for a $15 million ($9 million after tax) non-cash derivative fair value loss, adjusted earnings for third quarter 2009 were $509 million, or $0.88 per share ($0.87 diluted). Third quarter 2008 adjusted earnings were $545 million, or $0.99 per share ($0.98 diluted).1

Operating income for the quarter was $919 million, a 5% decrease from third quarter 2008 operating income of $969 million. Operating cash flow was a record $1.56 billion, up 3% from 2008 third quarter comparable operating cash flow of $1.52 billion.1

Importantly, while equivalent production increased 23%, total production expense declined $14 million or 5%, compared to the third quarter of 2008. Third quarter daily gas production averaged 2.42 Bcf, up 24% from third quarter 2008 daily production of 1.95 Bcf. Daily oil production for the third quarter was 65,822 barrels, a 14% increase from the third quarter 2008 level of 57,637 barrels. During the quarter, natural gas liquids production was 22,010 barrels per day, a 42% increase from the prior year quarter rate of 15,517 barrels per day.

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XTO Energy Announces Record Production, Revenues and Cash Flow in Third Quarter; Expects Double-Digit Production Growth and Significant Free Cash Flow for 2010

“Notwithstanding volatile natural gas markets, XTO reported another quarter of record production and cash flow, demonstrating our ability to grow efficiently through the cycles. The impact of our 2008 investment and our 2009 capital program was evident during the quarter. Our disciplined internal focus on costs and returns leave us on track for cash flow near $6 billion, more than 15% above year ago levels,” stated Bob R. Simpson, Chairman and Founder. “Looking towards 2010, with about 55% of our anticipated production already hedged at $9.62 per Mcfe, we expect to deliver another year of strong financial returns and substantial free cash flow, while generating double-digit production growth.”

“Our robust production growth of 23%, 13% through the drill-bit, is a testament to both the strength of our operating teams and the underlying asset base. The Company’s Mid-Continent production grew 23% over the second quarter, driven by our success in the Fayetteville and Woodford shales. In the Fayetteville, daily gross operated production is now above 100 MMcfe; including our significant non-operated position, net quarterly production jumped more than 90 MMcfe year-over-year. In the Freestone Trend, gross operated daily production set another quarterly record, increasing 3% sequentially to 816 MMcf with strong results from the Farrar and Bald Prairie fields,” commented Keith A. Hutton, Chief Executive Officer. “Our Haynesville Shale program is going to six rigs, with two rigs in the Shelby, Nacogdoches, and San Augustine County area, two in Panola County and two in Louisiana. Our first well in Louisiana, the recently completed McMichael #2 averaged 14.5 MMcfe/d over a two-week period. We expect to exit 2009 at a 60 to 70 MMcfe/d rate from this prolific play. In the Barnett Shale, we are holding production flat at about 610 MMcfe/d (net) while running only nine rigs against our core acreage position. In the Bakken Shale, we have drilled 19 wells year-to-date in the Three Forks-Sanish play, completing another five in the quarter each with daily peak rates over 1,000 BOE, including our recently announced Jorgenson well (2,827 BOE per

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XTO Energy Announces Record Production, Revenues and Cash Flow in Third Quarter; Expects Double-Digit Production Growth and Significant Free Cash Flow for 2010

day). We plan to double our rig count to six in 2010. Our early success in the Marcellus Shale has encouraged us to add a second rig and we expect to double our rig count in 2010. Simply put, our substantial acreage position across the major shale plays, in addition to our base conventional acreage, leaves us with a deep, low-cost drilling inventory which we expect to efficiently exploit for years to come,” continued Hutton.

The average realized gas price for the third quarter decreased 18% to $6.93 per thousand cubic feet (Mcf) from $8.42 per Mcf in third quarter 2008. Natural gas liquids prices averaged $30.59 per barrel for the quarter, 43% lower than the 2008 quarter average price of $53.65. The third quarter average oil price was $108.04 per barrel, a 16% increase from last year’s third quarter average price of $93.40.

For the first nine months of 2009, the Company reported earnings of $1.48 billion or $2.56 per share ($2.54 diluted), compared with earnings of $1.56 billion or $3.00 per share ($2.96 diluted) for the same 2008 period. After adjusting for a $122 million ($78 million after tax) non-cash derivative fair value loss and a $17 million ($11 million after tax) gain on extinguishment of debt, the Company’s adjusted earnings were $1.55 billion, or $2.67 per share ($2.66 diluted), compared to year-to-date 2008 adjusted earnings of $1.55 billion, or $2.99 per share ($2.95 diluted).1 Operating cash flow was a record $4.56 billion for the first nine months of 2009, compared with $3.81 billion for the 2008 period. 1 Total revenues for the first nine months of 2009 were a record $6.72 billion, a 17% increase from revenues of $5.73 billion for the same 2008 period. Year-to-date operating income was $2.70 billion, a 4% decrease from $2.80 billion for the first nine months of 2008.

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XTO Energy Announces Record Production, Revenues and Cash Flow in Third Quarter; Expects Double-Digit Production Growth and Significant Free Cash Flow for 2010

* * *

XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States.

1	Adjusted earnings and operating cash flow are non-GAAP financial measures. See the end of this release for further explanation and reconciliation of these measures.

Contacts:

Louis G. Baldwin	Gary D. Simpson	Thomas E. Covington
Executive Vice President &	Senior Vice President	Vice President
Chief Financial Officer	Investor Relations & Finance	Investor Relations
XTO Energy Inc.	XTO Energy Inc.	XTO Energy Inc.
817/870-2800	817/870-2800	817/870-2800

The Company’s third quarter 2009 earnings and operational review conference call will be broadcast live via Internet webcast at 12:00 p.m. (EST) on Wednesday, November 4, 2009. The webcast may be accessed on the Company’s website at http://www.xtoenergy.com.

Statements made in this news release, including those relating to cash flow estimates, financial returns, free cash flow and production growth in 2010, daily production levels in the Haynesville Shale by year end, future operating efficiencies and the rig count in the Bakken Shale and Marcellus Shale in 2010 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third-parties and general market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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XTO ENERGY INC. Consolidated Income Statements (Unaudited)
(in millions, except production, per share and per unit data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUES

Gas and natural gas liquids	$1,605	$1,586	$4,659	$4,333
Oil and condensate	654	495	1,947	1,298
Gas gathering, processing and marketing	28	43	109	103
Other	1	1	7	—

Total Revenues	2,288	2,125	6,722	5,734

EXPENSES

Production	248	262	751	670
Taxes, transportation and other	174	206	502	554
Exploration (a)	10	30	64	62
Depreciation, depletion and amortization	811	498	2,293	1,294
Accretion of discount in asset retirement obligation	10	7	30	21
Gas gathering and processing	34	25	92	70
General and administrative (b)	80	83	275	261
Derivative fair value (gain) loss (c)	2	45	17	3

Total Expenses	1,369	1,156	4,024	2,935

OPERATING INCOME	919	969	2,698	2,799

OTHER EXPENSE

Interest expense, net (d)	136	132	388	325

INCOME BEFORE INCOME TAX	783	837	2,310	2,474

INCOME TAX

Current (e)	96	(65)	338	155
Deferred	187	381	490	758

Total Income Tax Expense	283	316	828	913

NET INCOME	$500	$521	$1,482	$1,561

EARNINGS PER COMMON SHARE (f)

Basic	$0.86	$0.95	$2.56	$3.00

Diluted	$0.86	$0.94	$2.54	$2.96

Average Daily Production
Gas (Mcf)	2,420,559	1,949,436	2,334,130	1,817,971
Natural Gas Liquids (Bbls)	22,010	15,517	20,359	15,687
Oil (Bbls)	65,822	57,637	66,881	53,500
Natural Gas Equivalents (Mcfe)	2,947,546	2,388,361	2,857,569	2,233,097

Average Sales Prices (g)
Gas (per Mcf)	$6.93	$8.42	$7.08	$8.22
Natural Gas Liquids (per Bbl)	$30.59	$53.65	$26.87	$55.14
Oil (per Bbl)	$108.04	$93.40	$106.61	$88.55
Natural Gas Equivalents (per Mcfe)	$8.33	$9.47	$8.47	$9.20

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XTO ENERGY INC.
Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
OPERATING ACTIVITIES

Net income	$500	$521	$1,482	1,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	811	498	2,293	1,294
Accretion of discount in asset retirement obligation	10	7	30	21
Non-cash incentive compensation	27	37	109	110
Dry hole expense	5	5	35	7
Deferred income tax	187	381	490	758
Non-cash derivative fair value (gain) loss	15	38	122	(11)
Gain on extinguishment of debt	—	—	(17)	—
Other non-cash items	2	8	(12)	12
Changes in operating assets and liabilities net of the effects of acquisition of corporation (1)	(630)	159	708	(2)

Cash Provided by Operating Activities	927	1,654	5,240	3,750

INVESTING ACTIVITIES

Proceeds from sale of property and equipment	1	—	3	—
Property acquisitions	(51)	(4,601)	(199)	(7,621)
Development costs, capitalized exploration costs and dry hole expense	(661)	(958)	(2,565)	(2,494)
Other property and asset additions	(112)	(288)	(493)	(637)

Cash Used by Investing Activities	(823)	(5,847)	(3,254)	(10,752)

FINANCING ACTIVITIES

Proceeds from long-term debt	1,915	6,698	6,046	13,481
Payments on long-term debt	(1,895)	(3,910)	(7,601)	(9,011)
Dividends	(73)	(61)	(215)	(181)
Debt costs	—	(15)	(2)	(32)
Net proceeds from common stock offerings	—	1,388	—	2,612
Proceeds from exercise of stock options and warrants	3	2	9	23
Payments upon exercise of stock options	(1)	(2)	(3)	(70)
Excess tax benefit on exercise of stock options or vesting of stock awards	1	—	5	64
Other, primarily (decrease) increase in cash overdrafts	(37)	63	(226)	135

Cash (Used) Provided by Financing Activities	(87)	4,163	(1,987)	7,021

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17	(30)	(1)	19

Cash and Cash Equivalents, Beginning of Period	7	49	25	—

Cash and Cash Equivalents, End of Period	$24	$19	$24	$19

(1) Changes in Operating Assets and Liabilities
Accounts receivable	$36	$168	$409	$(370)
Other current assets	(65)	48	50	59
Other operating assets and liabilities	2	(6)	(17)	(5)
Current liabilities	100	(51)	15	314
Change in current assets from early settlement of hedges, net of amortization	(703)	—	251	—

	$(630)	$159	$708	$(2)

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XTO ENERGY INC.
Consolidated Balance Sheets

(in millions, except shares)	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$24	$25
Accounts receivable, net	813	1,217
Derivative fair value	1,226	2,735
Current income tax receivable	41	57
Other	189	224

Total Current Assets	2,293	4,258

Property and Equipment, at cost - successful efforts method:
Proved properties	33,560	30,994
Unproved properties	3,740	3,907
Other	2,712	2,239

Total Property and Equipment	40,012	37,140
Accumulated depreciation, depletion and amortization	(8,094)	(5,859)

Net Property and Equipment	31,918	31,281

Other Assets:
Derivative fair value	262	1,023
Acquired gas gathering contracts, net of accumulated amortization	99	105
Goodwill	1,475	1,447
Other	138	140

Total Other Assets	1,974	2,715

TOTAL ASSETS	$36,185	$38,254

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$1,421	$1,912
Payable to royalty trusts	21	13
Current maturities of long-term debt	250	—
Derivative fair value	186	35
Deferred income tax payable	443	940
Other	47	30

Total Current Liabilities	2,368	2,930

Long-term Debt	10,135	11,959

Other Liabilities:
Derivative fair value	52	—
Deferred income taxes payable	5,404	5,200
Asset retirement obligation	771	735
Other	79	83

Total Other Liabilities	6,306	6,018

Commitments and Contingencies

Stockholders’ Equity:
Common stock ($.01 par value, 1,000,000,000 shares authorized, 586,127,049 and 585,094,847 shares issued)	6	6
Additional paid-in capital	8,434	8,315
Treasury stock, at cost (5,819,436 and 5,563,247 shares)	(155)	(147)
Retained earnings	7,853	6,588
Accumulated other comprehensive income (loss)	1,238	2,585

Total Stockholders’ Equity	17,376	17,347

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,185	$38,254

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XTO ENERGY INC. (continued)

(a)	Includes geological and geophysical costs, as well as dry hole costs of $5 million in the three-month and $35 million in the nine-month 2009 periods, and $5 million in the three-month and $7 million in the nine-month 2008 periods.
(b)	Includes non-cash incentive award compensation of $27 million in the three-month and $109 million in the nine-month 2009 periods, and $37 million in the three-month and $110 million in the nine-month 2008 periods.
(c)	The derivative fair value (gain) loss comprises the change in fair value of the following derivative financial instruments not providing effective hedges (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Other non-hedge derivatives	$2	$58	$38	$(5)
Ineffective portion of hedge derivatives	—	(13)	(21)	8

Total derivative fair value (gain) loss	$2	$45	$17	$3

(d)	Net of capitalized interest of $9 million in the three-month and $32 million in the nine-month 2009 periods, and $11 million in the three-month and $26 million in the nine-month 2008 periods. Also includes gain on extinguishment of debt of $17 million in the nine-month 2009 period.
(e)	The current income tax provision exceeds cash tax expense by the benefit realized upon exercise of stock options or vesting of stock awards in excess of amounts expensed in the financial statements. This benefit, which is recorded in additional paid-in capital, was less than $1 million in the three-month and $5 million in the nine-month 2009 periods, and $2 million in the three-month and $71 million in the nine-month 2008 periods.
(f)	The following reconciles earnings and shares used in the computation of basic and diluted earnings per common share (in millions, except per share data):

	Three Months Ended September 30,
	2009			2008
	Earnings	Shares	Earnings per Share	Earnings	Shares	Earnings per Share
Total	$500	580.2		$521	549.4
Attributable to participating securities	(4)	(4.6)		(3)	(2.8)

Basic	$496	575.6	$0.86	$518	546.6	$0.95

Effect of dilutive securities:
Stock options	—	2.8		—	4.1
Warrants	—	1.2		—	1.5

Diluted	$496	579.6	$0.86	$518	552.2	$0.94

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XTO ENERGY INC. (continued)

	Nine Months Ended September 30,
	2009			2008
	Earnings	Shares	Earnings per Share	Earnings	Shares	Earnings per Share
Total	$1,482	579.9		$1,561	519.8
Attributable to participating securities	(12)	(4.6)		(8)	(2.5)

Basic	$1,470	575.3	$2.56	$1,553	517.3	$3.00

Effect of dilutive securities:
Stock options	—	2.4		—	5.3
Warrants	—	1.1		—	1.6

Diluted	$1,470	578.8	$2.54	$1,553	524.2	$2.96

Effective January 1, 2009, we adopted the provisions of the new rules found in the FASB Accounting Standards Codification regarding the computation of EPS using the two-class method. As a result, we retrospectively adjusted the calculation of our 2008 earnings per share. The previously reported earnings per share for third quarter 2008 were $0.95 basic and $0.94 diluted and for the nine months ended September 30, 2008 were $3.02 basic and $2.98 diluted.

(g)	Average sales prices include realized gains and losses upon cash settlement of hedge derivatives.

Realized gains and losses on non-hedge derivatives and on the ineffective portion of hedge derivatives are recorded as a component of derivative fair value (gain) loss (see (c) above). These non-hedge and ineffective derivative gains and losses are primarily related to certain of our crude oil swap agreements that did not qualify for hedge accounting, and the timing of entering basis swap agreements and designating them as hedges associated with NYMEX swaps. Had realized non-hedge and ineffective gains and losses, attributable to third quarter and nine-month production, been recorded as gas, natural gas liquids and oil revenue, the average gas, natural gas liquids and oil prices would have been:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Gas (per Mcf)	$7.03	$8.37	$7.16	$8.19
Natural gas liquids (per Bbl)	30.59	53.77	26.87	55.23
Oil (per Bbl)	106.51	93.52	109.44	88.56

(continued)

XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

•	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

•	Adjusted earnings are more comparable to earnings estimates provided by securities analysts.

•

Items excluded generally are items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2009	2008	2009	2008

Net income	$500	$521	$1,482	$1,561
Adjustments, net of tax:
Non-cash derivative fair value (gain) loss	9	24	78	(7)
Gain on extinguishment of debt	—	—	(11)	—

Adjusted earnings	$509	$545	$1,549	$1,554

Adjusted earnings per common share:
Basic	$0.88	$0.99	$2.67	$2.99

Diluted	$0.87	$0.98	$2.66	$2.95

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities, exploration expense and significant cash flow effects of earnings adjustments. Because of these adjustments, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

•

Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

•

Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

•	Adjustment for the significant cash flow effects of earnings adjustments (see “Adjusted Earnings” above) so that operating cash is reported on a basis comparable to adjusted earnings.

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

The following reconciles cash provided by operating activities, the GAAP cash flow measure, to operating cash flow:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2009	2008	2009	2008

Cash Provided by Operating Activities	$927	$1,654	$5,240	$3,750

Changes in operating assets and liabilities	630	(159)	(708)	2
Exploration expense, excluding dry hole expense	5	25	29	55

Operating Cash Flow	$1,562	$1,520	$4,561	$3,807

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